UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2008, Pomeroy IT Solutions, Inc. (the “Company”) and Keith Blachowiak entered into a new Employment Agreement (the “Agreement”), effective April 24, 2008 (the “Effective Date”), which supersedes and replaces, in all respects, the Employment Agreement that the parties previously entered into and made effective on February 20, 2006, including any and all written amendments or addendums thereto.  The Agreement provides Mr. Blachowiak  with continued employment as the Company’s Senior Vice President and Chief Information Officer and with additional responsibilities, duties, benefits and compensation incident thereto for an initial term of three (3) years commencing on the Effective Date.  The Agreement is automatically renewed for additional consecutive one year terms unless either party gives written notice of his/its intent not to renew at least 90 days prior to the expiring term.  The Agreement provides for an annual base salary of $246,750.00 during the initial term, subject to an annual review by the President and Chief Executive Officer (“CEO”) of the Company who may increase, but not decrease, the annual base salary amount.  The Agreement also provides for both quarterly and annual targeted cash bonuses measured against financial criteria including Net Profit Before Taxes and Sales Gross Margin Dollars (as more specifically determined by the CEO in conjunction with the Compensation Committee).  The quarterly and annual targeted bonuses for a fiscal year shall be targeted for at least $275,000.00, with a potential for an increased or reduced amount based on performance under the terms of the bonus plan.

The Agreement further provides for equity awards under the Company’s Amended and Restated 2002 Stock Incentive Plan including stock options and shares of restricted stock as follows:   (1) Mr. Blachowiak will be eligible for a stock option award on each annual anniversary at the discretion of the CEO in conjunction with the Compensation Committee; (2) an award on the Effective Date of  11,250 shares of restricted stock all of which vest on the fourth anniversary of the Effective Date, subject to accelerated vesting in the event of (a) a change in control based upon the time of occurrence of the change in control, or (b) upon the expiration of the initial term under the Agreement if the Company does not renew the Agreement; and (3) Mr. Blachowiak will be eligible for an award of shares of restricted stock on each anniversary of the Effective Date at the discretion of the CEO in conjunction with the Compensation Committee.

The Agreement also provides Mr. Blachowiak with certain fringe benefits including medical insurance, 3 weeks vacation, term life insurance, a communication allowance in the amount of $250 per month, a housing allowance in the amount of $2,500, an automobile allowance of $500 per month, a travel allowance of $3,400 per month, and certain life and disability insurance.  Mr. Blachowiak will also be reimbursed for customary and reasonable business expenses and, in the event of termination without cause, he will be entitled to receive twelve (12) months severance and certain of the stock options and restricted share grants will vest immediately.

The Agreement provides for certain payments to Mr. Blachowiak in connection with a termination of his employment which payments vary depending upon the circumstances of his termination.  The Agreement also provides for customary provisions relating to confidentiality of the Company’s information, non-competition with, and non-disparagement of, the Company and non-solicitation of customers and certain employees.

The Agreement provides for change in control benefits including the vesting of certain stock options and restricted stock and, if upon the change in control he is terminated Without Cause or he terminates his employment For Good Reason, then the Company will pay a pro rata bonus through the date of termination and, if Mr. Blachowiak delivers a release of claims, the Company will pay his Base Salary for a period of 12 months.  In addition, as previously reported in the Company’s Form 8-K that was filed with the United States Securities and Exchange Commission on December 14, 2007, Mr. Blachowiak and the Company entered into a Special Change in Control Bonus Agreement effective from December 10, 2007 until the earlier of a change in control or December 31, 2009.

The foregoing discussion is qualified in its entirety by reference to Mr. Blachowiak’s Employment Agreement, which agreement is filed as Exhibit 10.1, to this report and incorporated herein by reference.  Capitalized terms not defined herein have the meanings set forth in the Agreement.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement by and between Pomeroy IT Solutions, Inc. and Keith Blachowiak, effective April 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: April 29, 2008	By: /s/ Keith R. Coogan

______________________________________________
Keith R. Coogan, President and Chief Executive Officer